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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

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                                   FORM 8-K


                                CURRENT REPORT


                      PURSUANT TO SECTION 13 OR 15(d) OF
                      THE SECURITIES EXCHANGE ACT OF 1934


                                 April 1, 1997
               Date of Report (Date of earliest event reported)



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                            WMX TECHNOLOGIES, INC.
            (Exact name of registrant as specified in its charter)

                                   DELAWARE
                (State or other jurisdiction of incorporation)


         1-7327                                           36-2660763
(Commission File Number)                      (IRS Employer Identification No.)

               3003 BUTTERFIELD ROAD, OAK BROOK, ILLINOIS 60521
              (Address of principal executive offices) (Zip code)


                                (630) 572-8800
             (Registrant's telephone number, including area code)

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Item 5.  Other Events.
         ------------

          On April 1, 1997, the registrant, WMX Technologies, Inc. (the "Company"), invited its stockholders to tender shares of its Common Stock, par value $1.00 per share (the "Shares"), at a price not in excess of $35.00 nor less than $30.00 per Share, as specified by stockholders tendering their Shares, upon the terms and subject to the conditions set forth in the Offer to Purchase dated April 1, 1997 and in the related Letter of Transmittal, which together constitute the "Offer." The following is a summary of the Offer, and is qualified in its entirety by the Offer to Purchase and the Letter of Transmittal which were filed as Exhibits (a)(1) and (a)(2) to the Company's Schedule 13E-4 dated April 1, 1997 and filed with the Securities and Exchange Commission and which are incorporated herein by reference.

          Pursuant to the Offer the Company will determine the single per Share price, not in excess of $35.00 nor less than $30.00 per Share, net to the seller in cash (the "Purchase Price"), that it will pay for Shares properly tendered pursuant to the Offer, taking into account the number of Shares so tendered and the prices specified by tendering stockholders. The Company will select the lowest Purchase Price that will allow it to buy 30,000,000 Shares (or such lesser number of Shares as are properly tendered and not withdrawn). All Shares acquired in the Offer will be acquired at the Purchase Price. All Shares properly tendered at prices at or below the Purchase Price and not withdrawn will be purchased at the Purchase Price, upon the terms and subject to the conditions of the Offer, including the proration and conditional tender provisions. The Company reserves the right, in its sole discretion, to purchase more than 30,000,000 Shares pursuant to the Offer. The purchase of 30,000,000 Shares would represent approximately 6.2% of its Shares outstanding as of March 19, 1997 (excluding shares held by the WMX Technologies, Inc. Employee Stock Benefit Trust) at an aggregate cost of approximately $1,053,000,000 (including estimated expenses). This expenditure by the Company will be financed through proceeds from asset dispositions, cash from operations and proceeds of short-term borrowings. The Offer is scheduled to expire at 12:00 Midnight, New York City time, on Monday, April 28, 1997, unless and until the Company, in its sole discretion, shall have extended the period of time during which the Offer will remain open.

          The Offer is not conditioned upon the tender of any minimum number of Shares but it is subject to certain other conditions.

          The Board of Directors of the Company approved the making of the Offer. However, neither the Company nor its Board of Directors made any recommendation to stockholders as to whether to tender or refrain from tendering their shares or as to the purchase price of any tender. Each stockholder must make the decision whether to tender shares and, if so, how many Shares and at what price or prices Shares should be tendered.

          The following summary unaudited consolidated pro forma financial data gives effect to the purchase of Shares pursuant to the Offer, based on certain assumptions described in the Notes to Summary Unaudited Consolidated Pro Forma Financial Data and gives effect to the purchase of Shares pursuant to the Offer as if it had occurred on January 1, 1996, with respect to income statement data, and on December 31, 1996, with respect to balance sheet data. The summary unaudited consolidated pro forma financial data should be read in conjunction with the summary consolidated historical financial information and does not purport to be indicative of the results that would actually have been obtained, or results that may be obtained in the future, or the financial condition that would have resulted had the purchase of the Shares pursuant to the Offer been completed at the dates indicated.

                                       2
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                    WMX Technologies, Inc. and Subsidiaries
            Summary Unaudited Consolidated Pro Forma Financial Data
                As of and For the Year Ended December 31, 1996
         (000's omitted in table, except ratios and per share amounts)



                                                                                    WMX
                                                WMX            Pro Forma    Technologies, Inc.
                                         Technologies, Inc.   Adjustments        Pro Forma
                                         ------------------   ------------  ------------------
Revenue...................................      $ 9,186,970                        $ 9,186,970
Net income from continuing operations.....      $   477,791   $   (40,146)         $   437,645
Net income................................      $   192,085   $   (40,146)         $   151,939
Average common and common
equivalent shares.........................          490,263       (30,000)             460,263
Earnings per share
    Continuing operations.................      $      0.97                        $      0.95
    Net income............................      $      0.39                        $      0.33
Working capital (deficit).................      $    54,516   $(1,053,000)         $  (998,484)
Total assets..............................      $18,366,592                        $18,366,592
Total debt................................      $ 7,525,100   $ 1,053,000          $ 8,578,100
Stockholders' equity......................      $ 4,876,299   $(1,053,000)         $ 3,823,299
Book value per common share...............      $     10.09                        $      8.43
Ratio of earnings to fixed charges........        2.98 to 1                          2.64 to 1

        Notes to Summary Unaudited Consolidated Pro Forma Financial Data

     (1) Financial data for 1996 includes (a) a special charge of $125.6 million after tax and minority interest by Waste Management International plc ("Waste Management International"), a subsidiary owned approximately 56% by the Company and 12% by each of the Company's Rust International Inc. and Wheelabrator Technologies Inc. subsidiaries (Wheelabrator Technologies Inc. being an approximately 65%-owned subsidiary of the Company) to revalue its investments in Austria, France and Spain in contemplation of exiting all or part of these markets or forming joint ventures, and to write off an investment in a hazardous waste disposal facility; (b) a provision ($88.0 million after tax and minority interest) related to the sale by Waste Management International of its investment in Wessex Water Plc; and (c) a special charge of $166.4 million after tax by Waste Management and Chemical Waste Management, Inc., a wholly owned subsidiary of the Company, for reengineering their finance and administrative functions (primarily related to a reduction in the carrying value of software) and increasing reserves for certain litigation.

     (2) The following assumptions were made in presenting the pro forma financial data:

          (a) a total of 30 million Shares are purchased at the maximum offering price of $35.00 per Share;

          (b)  expenses related to the Offer total $3 million;

          (c) the purchase price is financed with commercial paper at an interest rate of 6.25%. However, while the Company is unable to predict its level of cash on hand at the close of the Offer, such cash, together with cash flow from operations and proceeds from total asset sales, is expected to be sufficient to fund a portion of the aggregate Purchase Price and to retire at maturity any commercial paper issued to fund the balance; and

          (d)  the Company's marginal tax rate is 39%.

                                       3
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     (3)  Earnings per share are computed by dividing net income by the weighted average common and common equivalent shares outstanding during the year, giving effect in the case of the pro forma amount to the repurchase contemplated by the Offer. Common stock equivalents consist primarily of outstanding stock options. Excluding the matters discussed in Note 1, earnings per share from continuing operations would have been $1.75 for 1996 and $1.78 on a pro forma basis.

     (4) Book value per share is calculated by dividing stockholders' equity by the number of common shares and pro forma common shares outstanding at the end of the period.

     (5) The ratio of earnings to fixed charges is computed by dividing pretax income from counting operations, before undistributed earnings from affiliated companies, minority interest and fixed charges, by the fixed charges. The fixed charges include interest expense and one-third of rents, which is assumed to be the interest factor. Excluding the matters discussed in Note 1 above, the ratio of earnings to fixed charges would have been 3.93 to 1 for 1996 and 3.47 to 1 on a pro forma basis.

     (6) For additional information relative to the Summary Unaudited Consolidated Pro Forma Financial Data, reference is made to the Consolidated Financial Statements and related notes thereto filed with the Company's Annual Report on Form 10-K for the year ended December 31, 1996.

     On April 8, 1997, the Company issued a press release concerning an asserted class-action lawsuit filed against the Company and its Board of Directors concerning the Offer. A copy of the news release is filed herewith as an exhibit and incorporated herein by reference.


Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.
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     No financial statements or pro forma financial information are required to be filed as a part of this report. The exhibit filed as part of this report is listed in the Exhibit Index hereto.

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                                 SIGNATURES
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          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                    WMX TECHNOLOGIES, INC.



                                    By:  /s/ Thomas A. Witt
                                         ------------------------------------
                                         Thomas A. Witt
                                         Vice President

Dated:  April 9, 1997

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                            WMX TECHNOLOGIES, INC.

                                 EXHIBIT INDEX

                     Number and Description of Exhibit*
                     ---------------------------------



1.     None

2      None

4.     None

16.    None

17.    None

20.    None

23.    None

24.    None

27.    None

99.1   News release dated April 8, 1997 issued by WMX Technologies, Inc.


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  *Exhibits not listed are inapplicable.